Exhibit 99.1

Tidewater Inc. 842 West Sam Houston Parkway North, Suite 400 Houston, TX 77024, USA +1.713.470.5300

Tidewater announces completion of acquisition AND ASSOCIATED FINANCING of Platform Supply vessels from solstad offshore

HOUSTON, July 5, 2023 - Tidewater Inc. (NYSE: TDW) (the “Company”) today announced the closing of its acquisition of 37 platform supply vessels and related assets from Solstad Offshore ASA. In connection with the Company’s financing of the Solstad acquisition, the Company completed its previously announced bond offering in the Nordic bond market on July 3, 2023. The purchase price of approximately $580.0 million consists of the previously announced $577.0 million base purchase price along with an initial $3.0 million purchase price adjustment, that will be adjusted for bunkers and other consumables within the next fourteen days. The purchase price was funded through a combination of cash on hand, net proceeds from the $250.0 million Nordic bond issuance and net proceeds from the $325.0 million senior secured term loan made pursuant to a Credit Agreement dated June 30, 2023 with DNB Bank ASA, New York Branch, as facility agent, and other lenders.

Quintin Kneen, Tidewater’s President and Chief Executive Officer, commented, “We are pleased to announce the closing of this acquisition and associated financing. The acquired vessels make up the highest specification PSV fleet of its size in the world and will be an excellent complement to our existing fleet of PSVs. The combination also results in the largest hybrid OSV fleet in the world, with 14 battery hybrid and 2 LNG capable vessels. This acquisition marks the completion of another important milestone in the strengthening of Tidewater’s leadership position, and we remain focused on bringing together the world’s best OSV fleets to create the safest, most sustainable, most reliable, most profitable high-specification OSV fleet in the world.”

About Tidewater

Tidewater owns and operates one of the largest fleets of offshore support vessels in the industry, with more than 65 years of experience supporting offshore energy exploration, production, generation and offshore wind activities worldwide.

Forward-Looking Statements

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Tidewater notes that certain statements set forth in this press release contain certain forward-looking statements which reflect our current view with respect to future events and future financial performance. Forward-looking statements are all statements other than statements of historical fact. All such forward-looking statements are subject to risks and uncertainties, many of which are beyond the control of the Company, and our future results of operations could differ materially from our historical results or current expectations reflected by such forward-looking statements. Investors should carefully consider the risk factors described in detail in the Company’s most recent Form 10-K, most recent Form 10-Q, and in similar sections of other filings made by the Company with the SEC from time to time. The Company’s filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, the Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained in this press release to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports filed by the Company with the SEC.

Contacts

Tidewater Inc.

West Gotcher

Vice President,

Finance and Investor Relations

+1.713.470.5285

SOURCE: Tidewater Inc.